State of West Virginia

CERTIFICATE

I, Joe Manchin III, Secretary of State of the
State of West Virginia, hereby certify that

PDC 2002-D LIMITED PARTNERSHIP

has delivered originals of its

CERTIFICATE OF LIMITED PARTNERSHIP

to me as required by the provisions of Chapter 47, Article 9, Sections 8 and 13 of the West Virginia State Code and the Certificate conforms to law and is filed in my office. I therefore declare the organization to be formed as a limited partnership for the purposes stated in its Certificate and I attach to this certification a duplicate original of its Certificate of Limited Partnership,

Given under my hand and the Great Seal of the State of West Virginia on this day of June 3 ,2002 /s/ Joe Manchin III Secretary of State